FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS RECORD THIRD QUARTER RESULTS

Las Vegas, Nevada, October 20, 2004 — MGM MIRAGE (NYSE: MGG) today reported its third quarter 2004 financial results. Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) rose 68% to $0.57 in the third quarter of 2004 from $0.34 in the 2003 quarter, representing the Company’s best third quarter performance in its history and continuing a strong trend of year-over-year increases in earnings during 2004. The Company’s targeted enhancements to its Las Vegas resorts led to increased customer spending, and Las Vegas visitation remains robust. REVPAR (revenue per available room) rose 10% at the Company’s Las Vegas resorts in the 2004 quarter, on top of an 8% increase in 2003 compared to 2002. Other factors affecting current period results included table games hold percentage toward the low end of the Company’s normal range, offset by the benefit of continued strong collections of casino receivables resulting in a lower bad debt provision than the prior year quarter. The lower bad debt provision equates to a benefit of approximately $0.07 per diluted share for the current quarter. Casino revenues increased 5% despite the low table games hold percentage, as slot revenues increased a solid 9%.

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, net property transactions, tax adjustments and loss on early retirement of debt1. On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations doubled to $0.54 for the third quarter of 2004 from $0.27 in the 2003 quarter. GAAP diluted EPS, including the results of discontinued operations, was $0.89 in the 2004 period versus $0.31 in 2003.

“All of our resorts continue to generate industry-leading results, with our success in the third quarter building upon the foundation we’ve established throughout 2004,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “We believe these positive trends will continue into the fourth quarter and throughout 2005. All of our indicators point to continued success for the Las Vegas leisure and convention businesses in the foreseeable future, and our resorts are uniquely positioned to benefit from that success.”

Third Quarter Company Highlights

•	Generated net revenues of $1.04 billion, up 6% over 2003;

•	Company-wide REVPAR of $117, up 9% over prior year’s quarter;

•	Produced property-level EBITDA[2] of $348 million, up 20% over the 2003 quarter. Operating income was up 40% over the prior year, to $222 million. The Company’s property-level EBITDA margin was 34%;

•	Opened several new restaurants and entertainment venues, including the remodeled Todd English’s Olives and Michael Mina’s signature restaurant at Bellagio, Shibuya at MGM Grand Las Vegas, and Tangerine, the new nightclub at TI;

•	Invested $173 million of capital in the Company’s properties, including continued construction of the Bellagio expansion, continued enhancements at MGM Grand Las Vegas and the completion of the remodel of all the standard rooms at New York-New York;

•	Issued $1 billion of senior notes at favorable fixed interest rates in two separate transactions;

•	Obtained commitments to increase the borrowing capacity of the Company’s senior credit facility to $7 billion, providing the necessary financing for the Mandalay acquisition at an attractive cost of capital.

Detailed Financial Results

The following table shows key financial results on a Company-wide basis for the third quarter and year to date.

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(In millions)
Casino revenue, net	$541.0	$514.0	$1,651.4	$1,519.2
Non-casino revenue, net	495.4	462.9	1,524.0	1,383.6
Net revenue	1,036.4	976.9	3,175.4	2,902.8
Operating income	222.4	158.5	737.6	489.6
Income from continuing operations	76.2	41.4	275.0	144.6
Discontinued operations, net	50.7	5.8	62.4	7.4
Net income	126.9	47.2	337.4	152.0

Property-level EBITDA[2]	$347.6	$289.4	$1,102.1	$883.3
EBITDA (after corporate expense)[2]	328.5	273.9	1,048.7	839.1
Adjusted Earnings	81.0	52.6	289.9	176.9

Except where noted, all references in this release to operating results, including statistical information, exclude the results of Golden Nugget Las Vegas, Golden Nugget Laughlin, MGM Grand Australia and MGM MIRAGE Online for all periods presented. The results of these operations are classified as discontinued operations.

Net revenue in the third quarter increased 6% from the 2003 third quarter. This increase was due to strong casino and hotel volumes, continued increases in room rates and higher spending by our customers throughout our resorts.

Casino revenue increased 5% in the 2004 quarter. Table games volume, including baccarat, was consistent with prior year levels. The Company’s table games hold percentage was toward the low end of the normal range in the September 2004 quarter, and was consistent with the hold percentage experienced in 2003. Company-wide slot revenue in the quarter was up 9% from 2003. Several resorts experienced double-digit increases in slot revenues, including New York-New York, TI, Beau Rivage, MGM Grand Detroit, and Primm Valley Resorts.

Non-casino revenue was up 7% in the quarter. Hotel revenue was up 8%, with a higher occupancy rate of 93% in the third quarter of 2004 versus 92% in 2003, and a higher average daily room rate (“ADR”) of $125 versus $116 in 2003. As a result, revenue per available room (“REVPAR”) was $117, an increase of 9% over 2003. REVPAR at the Company’s Las Vegas resorts was up 10% over the prior year to $134.

Food and beverage, entertainment, retail and other revenues were up 5% in the 2004 quarter. The Company believes it is capturing a greater share of customer spending due to the exciting new restaurant, entertainment and other amenities introduced in the past year.

Consolidated EBITDA increased 20% for the quarter, reflecting the strong revenue results and operating leverage inherent with higher hotel room rates. The property-level EBITDA margin was 34% in 2004, up from 30% in the prior year quarter and the Company’s highest third quarter margin since the 2000 merger of MGM Grand and Mirage Resorts. Additionally, the Company benefited from the increased contribution of Borgata, leading to an increase in income from unconsolidated affiliates of 75% over 2003. Operating income increased 40% due to the increased property-level EBITDA and lower preopening and restructuring expenses in the current year.

Third quarter Adjusted Earnings increased 54% compared to 2003 due to the increase in operating income described above. Net interest expense increased due to higher average borrowings, slightly higher variable market interest rates and the issuance of fixed rate debt in the quarter.

For the third quarter of 2004, Adjusted Earnings excluded a net $6.5 million ($4.7 million, net of tax) of items. These items included:

•	Preopening and start-up expenses of $1.6 million ($1.0 million, net of tax), primarily related to new restaurants and KÀ, the new Cirque du Soleil production scheduled to open in November 2004, at MGM Grand Las Vegas;

•	Restructuring costs of $1.6 million ($1.0 million, net of tax), the result of staffing reductions at MGM Grand Detroit as a result of the recent gaming tax increase in Michigan;

•	Net property transactions of $1.7 million ($1.1 million, net of tax), including demolition costs related to the Bellagio expansion, and other net losses on disposal of assets;

•	Tax adjustments of $1.6 million, representing additional state deferred taxes related to capital investments in New Jersey, partially offset by the reversal of reserves for prior year tax issues as the statutes of limitations on those years expired.

In the third quarter of 2003, items excluded in the determination of Adjusted Earnings totaled $17.1 million ($11.2 million, net of tax) and included preopening and start-up expenses of $7.3 million ($4.8 million, net of tax), primarily related to Borgata and New York-New York; restructuring costs of $4.0 million ($2.6 million, net of tax), primarily related to the termination of an operating lease at MGM Grand Las Vegas; property transactions, net of $2.6 million ($1.7 million, net of tax), primarily related to demolition costs for the Bellagio expansion and the KÀ theatre at MGM Grand Las Vegas; and loss on early retirement of debt of $3.2 million ($2.1 million, net of tax).

The Company’s effective income tax rate was 37.4% in the third quarter versus 35.8% in the prior year’s quarter. The net tax adjustments described above caused a portion of the increase in the effective rate. Additionally, the Company incurred higher-than-normal non-deductible costs related to funding support of ballot initiatives in Michigan.

Income from discontinued operations includes the results of the Golden Nugget Las Vegas and Golden Nugget Laughlin resorts, MGM MIRAGE Online and MGM Grand Australia. Pretax income from discontinued operations was $76 million in the third quarter of 2004, including a $74 million gain ($51 million, net of tax) on the sale of MGM Grand Australia. This compares to income of $9 million, including $3 million of allocated interest, in the 2003 period.

Financial Position

Third quarter capital investments of $173 million included $79 million for the Bellagio expansion and $15 million related to the renovation of the Emerald Tower and the 29th floor suites at MGM Grand Las Vegas. Other expenditures related to continued enhancements to dining and entertainment venues, as well as the completion of the standard room remodel project at New York-New York.

During the quarter, the Company issued $1.0 billion of fixed rate debt at favorable interest rates. In August 2004, the Company issued $550 million of 6 3/4% senior notes due 2012 at par and in September 2004, the Company issued $450 million of 6% Senior Notes due 2009 at a premium to yield 5.65%. Upon issuance, these proceeds were used to repay amounts outstanding under the Company’s senior credit facility.

In addition, the Company has received sufficient commitments from its lenders to increase the capacity of its senior credit facility to $7 billion, providing the necessary financing for the pending Mandalay acquisition.

As of September 30, 2004, the Company had approximately $2.3 billion of available borrowings under its existing senior credit facility.

“We have created the financial foundation for the upcoming merger with Mandalay Resort Group with the recent issuances of Senior Notes and our commitments on a new senior credit facility,” said MGM MIRAGE President, CFO and Treasurer, Jim Murren. “While the fixed rate issuances have a negative short-term impact on reported EPS, we believe our capital structure provides us the optimal post-acquisition financing at attractive rates. We expect to rapidly de-leverage our Company, utilizing the significant free cash flow generated by the combination of MGM MIRAGE and Mandalay,” Mr. Murren said.

Outlook

The Company expects REVPAR growth to be in the 8-10% range in the fourth quarter of 2004, on top of a 5% year-over-year increase in the 2003 fourth quarter. Property-level EBITDA is expected to increase over the prior year, benefiting from strong customer activity, offset by several factors including increased gaming taxes in Detroit and 3% fewer room nights available. For the full year 2004, the Company will earn over $1.4 billion in property-level EBITDA, an all-time record and well in excess of the Company’s original expectations. Taking into account the higher non-operating items, primarily higher interest expense, the Company expects to earn in the range of $0.35 to $0.45 in the fourth quarter on an Adjusted EPS basis, compared to $0.36 in the prior year.

“We are pleased with the continued positive REVPAR trends and ongoing strength across all operating areas, and expect such trends to continue into 2005,” Mr. Murren said. “A significant contributor to fourth quarter profits is the New Year’s holiday and the period leading up to New Year’s, and it is difficult for us to predict results for that period at this early stage.”

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the fourth quarter at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). A complete replay of the conference call will be made available at www.mgmmirage.com.

[1]	Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

[2]	EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income or income from continuing operations, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to income from continuing operations and operating income to EBITDA by resort are included in the financial schedules accompanying this release.

*   *   *

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island (“TI”), New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom. MGM MIRAGE supports Responsible Gaming and complies with the American Gaming Association’s Code of Conduct for Responsible Gaming. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Revenues:
Casino	$540,957	$513,994	$1,651,371	$1,519,159
Rooms	223,001	206,039	690,266	632,026
Food and beverage	205,262	190,126	635,066	567,627
Entertainment	67,099	71,014	200,312	195,642
Retail	46,023	48,257	139,193	135,651
Other	63,006	53,435	180,107	160,792

	1,145,348	1,082,865	3,496,315	3,210,897
Less: Promotional allowances	(108,952)	(106,023)	(320,958)	(308,064)

	1,036,396	976,842	3,175,357	2,902,833

Expenses:
Casino	274,230	263,329	821,351	777,157
Rooms	60,329	59,702	184,629	176,518
Food and beverage	120,156	111,221	360,843	323,167
Entertainment	48,142	49,920	142,269	140,030
Retail	29,867	30,378	88,945	86,226
Other	38,249	34,046	109,461	97,815
Provision for doubtful accounts	(11,696)	3,847	(7,734)	18,267
General and administrative	160,962	153,019	458,663	437,696
Corporate expense	19,183	15,456	53,379	44,224
Preopening and start-up expenses	1,584	7,316	3,584	28,759
Restructuring costs	1,587	4,034	5,901	5,187
Property transactions, net	1,677	2,600	5,354	12,510
Depreciation and amortization	101,245	101,450	296,282	303,044

	845,515	836,318	2,522,927	2,450,600

Income from unconsolidated affiliates	31,476	18,018	85,190	37,354

Operating income	222,357	158,542	737,620	489,587

Non-operating income (expense):
Interest income	1,421	790	3,440	3,232
Interest expense, net	(95,262)	(85,210)	(277,694)	(248,189)
Non-operating items from unconsolidated affiliates	(6,419)	(3,998)	(19,314)	(4,222)
Other, net	(435)	(5,670)	(10,162)	(10,463)

	(100,695)	(94,088)	(303,730)	(259,642)

Income from continuing operations before income taxes	121,662	64,454	433,890	229,945
Provision for income taxes	(45,495)	(23,079)	(158,920)	(85,338)

Income from continuing operations	76,167	41,375	274,970	144,607

Discontinued operations
Income from discontinued operations, including gain (loss) on disposal of $74,352 (three months 2004), $82,538 (nine months 2004) and ($7,357) (nine months 2003)	75,529	8,679	94,207	7,090
Benefit (provision) for income taxes	(24,815)	(2,845)	(31,731)	265

	50,714	5,834	62,476	7,355

Net income	$126,881	$47,209	$337,446	$151,962

Per share of common stock:
Basic:
Income from continuing operations	$0.55	$0.28	$1.97	$0.96
Discontinued operations	0.37	0.04	0.44	0.05

Net income per share	$0.92	$0.32	$2.41	$1.01

Weighted average shares outstanding	137,786	149,051	139,933	150,616

Diluted:
Income from continuing operations	$0.54	$0.27	$1.90	$0.95
Discontinued operations	0.35	0.04	0.43	0.04

Net income per share	$0.89	$0.31	$2.33	$0.99

Weighted average shares outstanding	142,260	152,740	144,616	152,994

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS
AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Income from continuing operations	$76,167	$41,375	$274,970	$144,607
Preopening and start-up expenses, net	1,030	4,755	2,330	18,693
Restructuring costs, net	1,032	2,623	3,836	3,372
Property transactions, net	1,090	1,690	3,480	8,132
Tax adjustments	1,643	—	1,643	—
Loss on debt retirements, net	—	2,109	3,593	2,109

Adjusted earnings	$80,962	$52,552	$289,852	$176,913

Per diluted share of common stock:
Income from continuing operations	$0.54	$0.27	$1.90	$0.95
Preopening and start-up expenses, net	—	0.03	0.02	0.13
Restructuring costs, net	0.01	0.02	0.03	0.02
Property transactions, net	0.01	0.01	0.02	0.05
Tax adjustments	0.01	—	0.01	—
Loss on debt retirements, net	—	0.01	0.02	0.01

Adjusted EPS	$0.57	$0.34	$2.00	$1.16

Weighted average diluted shares outstanding	142,260	152,740	144,616	152,994

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
EBITDA	$328,450	$273,942	$1,048,741	$839,087
Preopening and start-up expenses	(1,584)	(7,316)	(3,584)	(28,759)
Restructuring costs	(1,587)	(4,034)	(5,901)	(5,187)
Property transactions, net	(1,677)	(2,600)	(5,354)	(12,510)
Depreciation and amortization	(101,245)	(101,450)	(296,282)	(303,044)

Operating income	222,357	158,542	737,620	489,587

Non-operating income (expense):
Interest expense, net	(95,262)	(85,210)	(277,694)	(248,189)
Other	(5,433)	(8,878)	(26,036)	(11,453)

	(100,695)	(94,088)	(303,730)	(259,642)

Income from continuing operations before income taxes	121,662	64,454	433,890	229,945
Provision for income taxes	(45,495)	(23,079)	(158,920)	(85,338)

Income from continuing operations	$76,167	$41,375	$274,970	$144,607

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - NET REVENUES BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Bellagio	$247,745	$233,453	$788,236	$733,993
MGM Grand Las Vegas	210,436	194,502	650,854	558,978
The Mirage	137,031	148,481	425,289	443,856
Treasure Island	92,997	87,243	287,921	264,136
New York-New York	86,094	72,052	251,635	193,725
MGM Grand Detroit	104,835	97,752	320,819	294,999
Beau Rivage	79,990	79,081	235,168	226,354
Other operations	77,268	64,278	215,435	186,792

	$1,036,396	$976,842	$3,175,357	$2,902,833

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - EBITDA BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Bellagio	$77,126	$62,004	$258,861	$223,672
MGM Grand Las Vegas	69,483	58,729	228,387	164,070
The Mirage	39,043	40,811	130,212	120,558
Treasure Island	25,043	18,981	82,658	68,323
New York-New York	32,845	26,014	96,217	74,311
MGM Grand Detroit	35,604	35,335	118,570	111,892
Beau Rivage	22,846	20,206	61,714	54,803
Other operations	14,167	9,300	40,311	28,328
Income from unconsolidated affiliates	31,476	18,018	85,190	37,354

	$347,633	$289,398	$1,102,120	$883,311

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA BY RESORT
(In thousands)
(Unaudited)

Three Months Ended September 30, 2004

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$53,041	$22,257	$288	$—	$1,540	$77,126
MGM Grand Las Vegas	43,659	25,130	1,146	—	(452)	69,483
The Mirage	24,930	13,423	—	—	690	39,043
Treasure Island	17,097	7,967	143	—	(164)	25,043
New York-New York	24,252	8,586	7	—	—	32,845
MGM Grand Detroit	26,207	7,810	—	1,587	—	35,604
Beau Rivage	17,504	5,219	—	—	123	22,846
Other operations	8,540	5,632	—	—	(5)	14,167
Unconsolidated affiliates	31,476	—	—	—	—	31,476

	246,706	96,024	1,584	1,587	1,732	347,633
Corporate and other	(24,349)	5,221	—	—	(55)	(19,183)

	$222,357	$101,245	$1,584	$1,587	$1,677	$328,450

Three Months Ended September 30, 2003

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$36,608	$24,613	$—	$—	$783	$62,004
MGM Grand Las Vegas	30,414	22,573	675	3,856	1,211	58,729
The Mirage	27,928	12,366	—	—	517	40,811
Treasure Island	10,449	8,521	—	—	11	18,981
New York-New York	17,006	6,534	2,320	178	(24)	26,014
MGM Grand Detroit	27,441	7,672	150	—	72	35,335
Beau Rivage	14,815	5,237	—	—	154	20,206
Other operations	4,702	4,723	—	—	(125)	9,300
Unconsolidated affiliates	14,593	—	3,425	—	—	18,018

	183,956	92,239	6,570	4,034	2,599	289,398
Corporate and other	(25,414)	9,211	746	—	1	(15,456)

	$158,542	$101,450	$7,316	$4,034	$2,600	$273,942

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA BY RESORT - continued
(In thousands)
(Unaudited)

Nine Months Ended September 30, 2004

			Preopening		Property
	Operating	Depreciation and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$188,364	$64,613	$288	$3,000	$2,596	$258,861
MGM Grand Las Vegas	151,388	70,818	2,985	900	2,296	228,387
The Mirage	90,490	38,983	—	—	739	130,212
Treasure Island	57,060	25,513	261	—	(176)	82,658
New York-New York	72,201	24,050	(79)	—	45	96,217
MGM Grand Detroit	93,980	22,657	—	1,587	346	118,570
Beau Rivage	45,847	15,765	—	—	102	61,714
Other operations	24,042	15,821	—	—	448	40,311
Unconsolidated affiliates	85,190	—	—	—	—	85,190

	808,562	278,220	3,455	5,487	6,396	1,102,120
Corporate and other	(70,942)	18,062	129	414	(1,042)	(53,379)

	$737,620	$296,282	$3,584	$5,901	$5,354	$1,048,741

Nine Months Ended September 30, 2003

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$143,156	$79,628	$—	$—	$888	$223,672
MGM Grand Las Vegas	85,632	63,301	1,566	3,881	9,690	164,070
The Mirage	82,753	37,133	—	300	372	120,558
Treasure Island	42,927	25,340	—	178	(122)	68,323
New York-New York	51,324	18,422	4,387	178	—	74,311
MGM Grand Detroit	86,118	24,796	450	—	528	111,892
Beau Rivage	38,988	14,640	—	—	1,175	54,803
Other operations	14,090	14,503	—	—	(265)	28,328
Unconsolidated affiliates	18,028	—	19,326	—	—	37,354

	563,016	277,763	25,729	4,537	12,266	883,311
Corporate and other	(73,429)	25,281	3,030	650	244	(44,224)

	$489,587	$303,044	$28,759	$5,187	$12,510	$839,087

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - HOTEL STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Bellagio
Occupancy %	97.3%	96.7%	96.4%	95.2%
Average daily rate (ADR)	$224	$219	$239	$229
Revenue per available room (REVPAR)	$218	$212	$231	$218
MGM Grand Las Vegas
Occupancy %	95.9%	95.6%	94.3%	94.4%
Average daily rate (ADR)	$121	$112	$131	$115
Revenue per available room (REVPAR)	$116	$107	$123	$109
The Mirage
Occupancy %	98.1%	98.2%	97.0%	95.9%
Average daily rate (ADR)	$144	$129	$150	$137
Revenue per available room (REVPAR)	$142	$126	$146	$131
Treasure Island
Occupancy %	98.2%	97.8%	97.9%	97.4%
Average daily rate (ADR)	$109	$98	$115	$102
Revenue per available room (REVPAR)	$107	$96	$113	$100
New York-New York
Occupancy %	98.5%	98.4%	98.2%	98.5%
Average daily rate (ADR)	$109	$95	$115	$97
Revenue per available room (REVPAR)	$108	$93	$113	$96
Beau Rivage
Occupancy %	92.6%	94.0%	91.2%	93.3%
Average daily rate (ADR)	$100	$97	$96	$94
Revenue per available room (REVPAR)	$92	$91	$88	$88
Other operations
Occupancy %	74.4%	68.7%	73.0%	68.6%
Average daily rate (ADR)	$41	$42	$42	$43
Revenue per available room (REVPAR)	$31	$29	$31	$29

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$355,632	$178,047
Accounts receivable, net	172,408	139,475
Inventories	64,173	65,189
Income tax receivable	—	9,901
Deferred income taxes	38,337	49,286
Prepaid expenses and other	88,651	89,641
Assets held for sale	—	226,082

Total current assets	719,201	757,621

Property and equipment, net	8,862,740	8,681,339
Other assets:
Investments in unconsolidated affiliates	805,046	756,012
Goodwill and other intangible assets, net	233,059	267,668
Deposits and other assets, net	278,784	247,070

Total other assets	1,316,889	1,270,750

	$10,898,830	$10,709,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$101,584	$85,439
Income taxes payable	46,572	—
Current portion of long-term debt	14	9,008
Accrued interest on long-term debt	77,632	87,711
Other accrued liabilities	557,681	559,445
Liabilities related to assets held for sale	—	23,456

Total current liabilities	783,483	765,059

Deferred income taxes	1,772,269	1,765,426
Long-term debt	5,569,768	5,521,890
Other long-term obligations	141,925	123,547
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 171,875,786 and 168,268,213 shares and outstanding 138,682,786 and 143,096,213 shares)	1,719	1,683
Capital in excess of par value	2,284,353	2,171,625
Deferred compensation	(12,947)	(19,174)
Treasury stock, at cost (33,193,000 and 25,172,000 shares)	(1,110,228)	(760,594)
Retained earnings	1,471,349	1,133,903
Accumulated other comprehensive income (loss)	(2,861)	6,345

Total stockholders’ equity	2,631,385	2,533,788

	$10,898,830	$10,709,710